Exhibit 99.1

PARTNERSHIP AGREEMENT

FOR SOLDINO GROUP CORP

Date: 24 / 11 / 2017

This is a Partnership Agreement (the “Agreement”) for Soldino Group Corp whereas the Partners in this agreement are as follows:

-        Daniele Lupini: IT specialist, Bachelor Degree in Information Technology Science, 2014;

-        Antonio Bini: Marketing Manager, Bachelor Degree in Sales and Marketing (Honors), 2013;

-        Aurora Fiorin: President and Director of Soldino Group Corp since 25/01/2017.

The Partners to this Agreement agree to the following:

The Partnership:

1. The Partners wish to become legal partners in business.

2. The terms and conditition of their Partnership will be outlined in this Agreement.

3. If the Agreement is executed, the Partnership will be in effect immediately.

4. The Partnership will only be terminated as outlined in this Agreement.

5. The Partnership’s primary place of business will be at:

-        Street: Via Busco, 4,

-        City: Spresiano

-        State: Treviso

-        Country: Italy.

6. The Partnership will be governed under the laws of the state of Nevada.

7. The Partnership’s primary purposes are sales increase, marketing and website strengthening for Soldino Group Corp.

Interest and Authority:

The Partners’ ownership interest in the Partnership will be as follows:

Daniele Lupini will be paid 300,000 shares of the Company’s common stock for his services of IT Improvement for the Company through the end of Company’s next fiscal year on April 30th, 2019. The shares are to be issued at the fixed rate of $0.02 per share.

Antonio Bini will be paid 300,000 shares of the Company’s common stock for his services of Marketing Campaign Improvement and Empowerment for the Company through the end of Company’s next fiscal year on April 30th, 2019. The shares are to be issued at the fixed rate of $0.02 per share.

Aurora Fiorin will not be paid any compensation from this Agreement.

The Partners’ authority will be defined by the following unless otherwise stated in this agreement:

Daniele Lupini to be Treasurer and in charge of Information Technology of the Company.

Antonio Bini to be Secretary and in charge of Marketing Campaigns of the Company.

Aurora Fiorin to remain President, Director and in charge of the daily operations of the Company.

The Shares of common stock of the Company will be distributed by Aurora Fiorin at the end of the next fiscal year on April 30th, 2019.

Profits:

In the interest of the Partners and the Company it is agreed that 100% of net profit of each month will be deposited into the Company’s account and used for further business development.

Cost:

The Company will cover all the business expenses occurring during the Partnership: outsourcing, software etc.

Salary:

All Partners must give their unanimous consent if a permanent salary is to be established and their unanimous consent for the amount of salary to be given to each Partner.

In the interest of both Partners and the Company it is agreed that the net profit will not be used towards the salaries of both partners. The partners agreed that Daniele Lupini and Antonio Bini will be paid by Shares of common stock of the Company.

It is an understanding that this is a starting point only and may change. The partners will review this once a year, on April 30th. If for any reason an agreement can not be reached between the Partners it is agreed that this will default too.

Accounting:

-        All accounts related to the Partnership including contribution and distribution accounts will be audited.

-        Partners will keep accurate and complete books for all accounts related to the Partnership. Any Partner, whether majority or minority, will be allowed to review all books of account at any time they request.

-        Accounting records will be kept on a computer for easy viewing of the partners.

-        The fiscal year is complete on April 30th of each year. All Partners will present their position on the state of the Partnership within two weeks of the completion of each fiscal year.

-        The following partners will be able to sign check from any joint Partner account: Aurora Fiorin.

New Partners:

The Partnership will amend this agreement to include new partners upon the written and unanimous vote of all Partners.

Withdrawal or Death:

The Partners hereby reserve the right to withdraw from the Partnership at any time. Should a Partner withdraw from the Partnership because of choice or death, the remaining Partners will have the option to buy out the remaining shares of the Partnership. Should the Partners agree to buy out the shares, the shares will be bought in equal amounts by all Partners. The Partners agree to hire an outside firm to assess the value of the remaining shares. The Partners will have thirty (30) days to decide if they want to buy the remaining shares together and disperse them equally. If all Partners do not agree to buy the shares, individual Partners will then have the right to buy the shares individually. If more than one Partner requests to buy the remaining shares, the shares will be split equally among those Partners wishing to purchase the shares. Should all Partners agree by unanimous vote, the Partnership may choose to allow a non-Partner to buy the shares thereby replacing the previous Partner.

Dissolution:

Should the Partnership be dissolved by majority vote, the Partnership will be liquidated, and the debts will be paid. All remaining funds after debts have been paid will be distributed based on the percentage of ownership interest outlined in this Agreement.

Amendments:

-        Amendments may be made hereto upon the unanimous and written consent of all Partners.

-        Amendments must be expressly written and have the original signatures of all Partners.

Settling Disputes:

All Partners agree to enter into mediation before filing suit against any other Partner or the Partnership for any dispute arising from this agreement or Partnership. Partners agree to attend one session of mediation before filing suit. If any Partner does not attend mediation, or the dispute is not settled after one session of mediation, the Partners are free to file suit. Any law suits will be under the jurisdiction of the state of Nevada.

All Partners signed hereto agree to the above stated Agreement.

Signed this 24th day of November 2017

Daniele Lupini:                                                           /s/Daniele Lupini

Treasurer of Soldino Group Corp

Antonio Bini:                                                              /s/Antonio Bini

Secretary of Soldino Group Corp

Aurora Fiorin:                                                             /s/Aurora Fiorin

President and Director of Soldino Group Corp